UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 28, 2009

PAB BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

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Georgia	000-25422	58-1473302
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 North Valdosta Road, Valdosta, GA	31602
(Address of principal executive offices)	(Zip Code)

(229) 241-2775
(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2009, PAB Bankshares, Inc. (the “Registrant”) and its wholly-owned subsidiary, The Park Avenue Bank (the “Bank”) entered into a compensatory arrangement (the “Arrangement”) with Thompson Kurrie, Jr.  Under the Arrangement, the Registrant has agreed to pay Mr. Kurrie cash fees of $10,000 per month until either such time as a chief executive officer is selected on a permanent basis or the management activities of Mr. Kurrie are terminated by the Executive Committee of the Board of Directors, at which time the regular director fees shall become payable.  The Arrangement allows for the reimbursement of travel and other such customary expenses in accordance with the Registrant’s travel and expense reimbursement policy.  Under the Arrangement, Mr. Kurrie was also granted stock options to purchase 50,000 shares of the Registrant’s common stock with an exercise price of $3.00 per share.  The options will be granted pursuant to the Registrant’s 1999 Stock Option Plan and will expire ten years after the grant date.  The options will vest based on the market performance of the Registrant’s common stock as follows: 5,000 shares when the Registrant’s common stock trading price on the NASDAQ Stock Market reaches $4.50 per share; 5,000 shares when the Registrant’s common stock trading price on the NASDAQ Stock Market reaches $6.00 per share; 10,000 shares when the Registrant’s common stock trading price on the NASDAQ Stock Market reaches $9.00 per share; and 30,000 shares when the Registrant’s common stock trading price on the NASDAQ Stock Market reaches $12.00 per share.

As previously reported, effective March 31, 2009, Thompson Kurrie, Jr. was appointed as a director of the Registrant and the Bank.   On April 6, 2009, Mr. Kurrie was elected as a Vice Chairman of the Board of Directors of the Registrant and the Bank.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

PAB BANKSHARES, INC.

	By:	/s/ Nicole S. Stokes
	Name:	Nicole S. Stokes
	Title:	Senior Vice President and Chief Financial Officer

Date: May 4, 2009